Exhibit 3.2A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MASTERCARD INTERNATIONAL INCORPORATED

The present name of the corporation is MasterCard International Incorporated. The corporation was incorporated under the name “INTERBANKARD, INC.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 3, 1966. This Amended and Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation’s Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (including by the written consent of its sole class B member in accordance with Section 228 of the General Corporation Law of the State of Delaware). This Amended and Restated Certificate of Incorporation of the corporation shall not become effective until, and shall become effective at, 9:30 a.m. on May 31, 2006. The Amended and Restated Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is MasterCard International Incorporated (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801 and the name of the registered agent of the Corporation in the State of Delaware at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: In furtherance, and not in limitation, of the general powers conferred by the law of the State of Delaware and the objects and purposes herein set forth, it is expressly provided that the Corporation shall, subject to the provisions contained in the law of the State of Delaware, this Certificate of Incorporation and the Bylaws of the Corporation (the “Bylaws”), have the power to do all such acts as are necessary or convenient to the attainment of the objects and purposes herein set forth and to engage in any lawful act or activity for which corporations may be organized under the DGCL; provided, however, that nothing contained in this Certificate of Incorporation shall authorize or empower the Corporation to perform or engage in any acts or practices which (a) are prohibited by Section 340 of the General Business Law of the State of New York or any anti-monopoly statute of any state of the United States or the District of Columbia, or (b) are defined as banking powers under Section 126(a) of the DGCL.

FIFTH: The Corporation shall not have any authority to issue capital stock.

SIXTH: The Corporation initially shall have authority to issue membership interests in the following classes: Class A or “Principal” Memberships, which shall include Principal Memberships, Association Memberships and Travelers Cheque Memberships; Class B

Memberships; and Affiliate Memberships. The Corporation is authorized to issue an unlimited number of Class A Memberships. The Corporation is authorized to issue a maximum of one Class B Membership. The Class B Membership shall not be assessable. The board of directors of the Corporation (the “Board”) shall have the authority to create additional classes of membership interests. Such additional classes of membership shall have such rights, preferences and privileges as are set out, from time to time, in the Bylaws, provided, however, that they shall not have any right, preference or privilege greater than those of the Class A Memberships.

a. Class A Memberships. The rights and obligations of the Class A Memberships are as set forth in this Certificate of Incorporation and the Bylaws of the Corporation. Holders of the Class A Memberships (such holders, the “Class A Members”) shall not be entitled to vote on account of such holdings, except as otherwise provided herein or in the Bylaws, or as required by law. Class A Members shall not be entitled on account of such membership, to receive any portion of any dividends or other distributions or profits of the Corporation and shall not be entitled to participate in any assets available for distribution to the members of the Corporation upon any dissolution of the Corporation.

b. Class B Membership. The rights and obligations of the Class B Membership are as set forth in this Certificate of Incorporation and the Bylaws of the Corporation. The Class B Membership shall be issued to MasterCard Incorporated, a Delaware stock corporation. The holder of the Class B Membership (the “Class B Member”) shall have exclusive voting rights on all matters with respect to which members may vote, except as provided otherwise herein or in the Bylaws, or as otherwise required by law. The Class B Member, on account of such status, shall be entitled to all legally permitted dividends and other distributions approved by the Board, and shall be entitled to receive all assets legally available for distribution to the members of the Corporation on any dissolution, liquidation or winding-up of the Corporation.

c. Other Classes of Membership. The rights and obligations of Affiliate Memberships are set forth in the Bylaws of the Corporation. Other classes of membership interests in the Corporation shall have such rights, preferences and privileges as are determined by the Board, provided that in no event shall any additional classes of membership be entitled to rights, preferences or privileges that are greater than those of the Class A Memberships.

SEVENTH: Except to the extent set forth in this Certificate of Incorporation, the private property of the members of the Corporation shall not be subject to the payment of debts of the Corporation nor be subject to any liability for any other obligations of the Corporation.

EIGHTH: Except to the extent set forth in this Certificate of Incorporation, the conditions of membership in the Corporation shall be set forth in the Bylaws.

NINTH: The Board may impose upon the members (other than the Class B Member), whether before, on, or after termination of their membership, dues, assessments, fees, and other charges for any purpose or purposes as may be authorized in this Certificate of Incorporation or in the Bylaws.

TENTH: No director of the Corporation will have any personal liability to the Corporation or its members for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article TENTH shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such amendment or repeal.

ELEVENTH: (A) Except as expressly provided in paragraph (B) of this Article ELEVENTH, the business and affairs of the Corporation shall be managed by or under the direction of the Board. It shall be a qualification for each director of the Corporation that such director is also a director of the Class B Member. The Class B Member shall elect any person who becomes a director of the Class B Member as a director of the Corporation. Any director of the Corporation who ceases to be a director of the Class B Member shall immediately cease to be a director of the Corporation. A majority of the total number of directors then in office (but not less than one-third of the number of directors constituting the entire Board) shall constitute a quorum for the transaction of business; provided, that a quorum shall not be constituted unless directors who are neither Class M Directors (as defined in the Amended and Restated Certificate of Incorporation of the Class B Member) nor officers of the Corporation or the Class B Member represent a majority of the directors present. Except as otherwise provided by law, this Certificate of Incorporation or the Bylaws, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board.

(B) Subject in all respects to paragraph (C) of this Article ELEVENTH, the Corporation’s operations in Europe in respect of (1) review of applications for membership; (2) fines; (3) intraregional operating rules; (4) assessments and fees to the extent that such assessments and fees do not have an exclusionary effect; (5) intraregional product and enhancement development to the extent that the development initiatives do not relate to competitively sensitive matters; (6) annual expense budget; (7) surplus funds; and (8) affinity and co-branding rules shall be managed by or under the direction of the European Board (as defined in the Amended and Restated Certificate of Incorporation of the Class B Member) of the Class B Member; provided, however, that with respect to the matters listed in clauses (1) – (4) above, such authority shall only be exercised subject to guidelines established by the Board from time to time.

(C) The Board, acting by the affirmative vote of at least 75% of the entire Board at any meeting at which a quorum is present, or by action without a meeting if all of the directors consent in writing to that action, may assume the authority granted to the European Board pursuant to paragraph (B) of this Article ELEVENTH in its entirety; provided, however, that the European Class M Holders (as defined in the Amended Certificate of Incorporation of the Class B Member) of Class M Common Stock of the Class B Member, by the affirmative vote of at least a majority of the votes cast thereon, voting for such purpose as a separate class, shall approve any such assumption of authority. In addition, the Board, acting by the affirmative vote of at least 75% of the entire Board at any meeting at which a quorum is present, or by action without a meeting if all of the directors consent in writing to that action, may permanently assume from the European Board any specific authority granted to the European Board pursuant to paragraph (B) of this Article ELEVENTH. In addition, the Board, acting by the affirmative vote of at least 66 2/3% of the entire Board at any meeting at which a quorum is present, or by action without a meeting if all of the directors consent in writing to that action, may override any decision or otherwise temporarily assume any authority granted to the European Board pursuant to paragraph (B) of this Article ELEVENTH. In addition, the Board, acting by the affirmative vote of a majority of the entire Board at any meeting at which a quorum is present, or by action without a meeting if all of the directors consent in writing to that action, may override any decision or otherwise temporarily assume any authority of the European Board if, in the Board’s sole judgment and discretion, any action or failure to take action by the European Board (1) could subject the Corporation or any of its subsidiaries to risk of legal or regulatory liability, (2) would be contrary to the Corporation’s global strategy, (3) would be reasonably likely to have an effect outside Europe or on U.S. commerce or (4) relates to any matter outside of the authority granted to the European Board pursuant to paragraph (B) of this Article ELEVENTH. Whether any matter falls within the authority of the European Board granted pursuant to paragraph (B) of this Article ELEVENTH shall be determined in the sole discretion of the Board.

TWELFTH: In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation.

THIRTEENTH: In the event of any voluntary or involuntary liquidation, dissolution, or winding-up (collectively, “liquidation”) of the Corporation, the Class B Member shall be entitled to receive out of the net remaining assets of the Corporation (including any termination fees and assessments levied on members pursuant to the Bylaws) the amounts and rights, if any, then existing or received by the Corporation in such liquidation in respect to the sale or other disposition of the trademarks, goodwill, and other assets relating to the activities of the Corporation. Neither the consolidation nor merger of the Corporation, nor the sale, lease, or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation of the Corporation for the purposes of this Article THIRTEENTH.

FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the law of the State of Delaware, and all rights herein conferred upon members are granted subject to this reservation. The consent of the Class B Member shall be required to amend this Certificate of Incorporation.

IN WITNESS WHEREOF, MasterCard International Incorporated has caused this Amended and Restated Certificate of Incorporation to be signed by its General Counsel and Secretary, this 30th day of May 2006.

MASTERCARD INTERNATIONAL INCORPORATED

By:	/s/ Noah J. Hanft
Name:	Noah J. Hanft
Title:	General Counsel and Secretary

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